Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 20, 2020, with respect to the combined financial statements of IAC Holdings, Inc. as of December 31, 2019 and for each of the three years in the period ended December 31, 2019, included in the Registration Statement (Form S-1 No. 333-XXXX) and related Prospectus of IAC Holdings, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

New York, New York

June 15, 2020